January 18, 2006


Fax (81-3-5220-9905)
Room 4561

Noriaki Yamaguchi
Representative Director and
  Chief Financial Officer
Konami Corporation
4-1, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-6330
Japan

      RE: 	Konami Corporation
 		Form 20-F for Fiscal Year Ended March 31, 2005
		File No. 001-31452

Dear Mr. Yamaguchi:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Very truly yours,



      Kathleen Collins
							Accounting Branch Chief
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Dynatem, Inc.
May 25, 2005
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